September 14, 2006

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were the principal accountants for Bioanalytical Systems, Inc. and, under the date of January 18, 2006, we reported on the consolidated financial statements of Bioanalytical Systems, Inc. (Company) as of and for the years ended September 30, 2005 and 2004. On September 8, 2006, we informed the Company by letter that we will resign effective September 15, 2006. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated September 14, 2006, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP